Exhibit 99.2

Virgin Media Announces Early Results for Cash Tender Offer for its 9.50% Senior Notes due 2016 and its 8.375% and 8.875% Senior Notes due 2019

LONDON, October 26, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced the results to date of the previously announced cash tender offers by its subsidiary Virgin Media Finance PLC (the “Issuer”) to purchase any and all of its dollar- and euro-denominated 9.50% Senior Notes due 2016 (the “2016 Notes”) and up to $250 million aggregate principal amount (the “Maximum Tender Amount”) of its dollar-denominated 8.375% Senior Notes due 2019 and its sterling-denominated 8.875% Senior Notes due 2019 (the “2019 Notes” and with the 2016 Notes, the “Notes”) (the “Offers”).

The terms and conditions of the tender offer are described in the Offer to Purchase dated as of October 10, 2012 and related Letter of Transmittal that were distributed to holders of Notes.

On October 25, 2012 Virgin Media announced the pricing of a notes offering by the Issuer of $900 million and £400 million aggregate principal amount of senior notes due 2022 and an amendment to the tender offer to reduce the maximum tender amount with respect to its offer to purchase 2019 Notes to $250 million from $500 million. Upon the closing of the note offering, the Company will have sufficient funds to fund the repurchase of the notes pursuant to the amended tender offer and any subsequent redemption of the senior notes due 2016.

As of the Early Tender Deadline, which was 11:59 p.m., New York City time, on October 25, 2012, Notes validly tendered and not validly withdrawn were as follows.

Description of Notes	CUSIP/ISIN/COMMON CODE	Outstanding Aggregate Principal Amount	Principal Amount Tendered	Percentage of Outstanding Principal Amount Tendered(2)
Dollar-denominated 9.50% Senior Notes due 2016(1)	92769V AA7/ US92769V AA70	$850,000,000	$818,574,000	96.30%
Euro Denominated 9.50% Senior Notes due 2016(1)	XS0432072295 / 043207229	€180,000,000	€160,694,000	89.27%
Dollar-denominated 8.375% Senior Notes due 2019	92769V AB5 / US92769VAB53	$600,000,000	$279,871,000	46.65%
Sterling-denominated 8.875% Senior Notes due 2019	XS0464803765/ 046480376	£350,000,000	£291,884,000	83.40%

(1)	Eligible for early settlement, subject to the terms and conditions set forth in the Offer to Purchase.
(2)	Rounded to the nearest one-hundredth of a percent.

Assuming the note offering closes on October 30, 2012, the settlement date for the 9.50% senior notes due 2016 which have been validly tendered prior to the early tender deadline and not withdrawn is expected to be October 31, 2012. The tender offer now expires at 11:59 p.m., New York City time, on November 7, 2012. The expected settlement date for those senior notes due 2016 tendered after the early tender deadline and the senior notes due 2019 validly tendered and accepted is on or around November 8, 2012.

The early tender deadline and the withdrawal deadline have passed. As a result, validly tendered notes may no longer be withdrawn or revoked and holders who validly tender additional notes prior to the expiration time are no longer eligible to receive the early tender premium of $30 per $1,000 principal amount of dollar denominated 2016 Notes, €30 per €1,000 principal amount of euro denominated 2016 Notes, $30 per $1,000 principal amount of dollar denominated 2019 Notes and £30 per £1,000 principal amount of sterling denominated 2019 Notes.

The Issuer intends to cancel and retire all of the Notes purchased pursuant to the tender offer.

J.P. Morgan Securities PLC and J.P. Morgan Securities LLC and their respective affiliates (“J.P. Morgan”) and The Royal Bank of Scotland plc and RBS Securities Inc. and their respective affiliates (“RBS”) are acting as Dealer Managers for the tender offer. The Information and Tender Agent for the tender offer is Lucid Issuer Services Limited. Holders with questions about the tender offer should contact the Dealer Managers or the Information and Tender Agent. Requests for copies of any Offer to Purchase or Letter of Transmittal should be directed to the Information and Tender Agent at virginmedia@lucid-is.com. Any questions or requests for assistance may be directed to the Dealer Managers at the addresses and telephone numbers set forth herein.

None of Virgin Media, the Issuer, the Dealer Managers or the Information and Tender Agent is making any recommendations to holders of Notes as to whether to tender or refrain from tendering their Notes in the tender offer. Holders of Notes must decide how many Notes they will tender, if any.

This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offer is made solely pursuant to the Offer to Purchase dated October [10], 2012 and the related Letter of Transmittal.

The Dealer Managers for the Offer are:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Liability Management Group

(800) 245-8812 (toll-free)

(212) 834-2046 (collect)

J.P. Morgan Securities Plc

25 Bank Street, Canary Wharf

London E14 5JPM

United Kingdom

+44 (0)20 7134 3166

RBS Securities Inc.

600 Washington Boulevard

Stamford, CT 06840

Attn: Liability Management Group

Toll Free (inside the United States) - 877-297-9832

Collect - 203-897-4825

The Royal Bank of Scotland plc

135 Bishopsgate

London EC2M 3UR

United Kingdom

Attn: Liability Management Group

Tel: +44 (0)20 7085 4634

Email: liabilitymanagement@rbs.com

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under ‘Risk Factors’ and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications, Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk